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                                                                Exhibit 99(m)(1)



                       Amended and Restated Service Plan

                               Class A Shares of

                   Munder Framlington Emerging Markets Fund
                      Munder Framlington Healthcare Fund
                 Munder Framlington International Growth Fund
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                       AMENDED AND RESTATED SERVICE PLAN

     WHEREAS, The Munder Framlington Funds Trust (the "Trust") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

     WHEREAS, shares of beneficial ownership of the Trust are currently divided into series of shares, three of which are designated as Munder Framlington Emerging Markets Fund, Munder Framlington Healthcare Fund and Munder Framlington International Growth Fund (the "Funds");

     WHEREAS, shares of beneficial ownership of each Fund are divided into classes of shares, one of which is designated Class A;

     WHEREAS, the Trust employs Funds Distributor, Inc. (the "Distributor") as distributor of the securities of which it is the issuer;

     WHEREAS, the Trust and the Distributor have entered into a Distribution Agreement pursuant to which the Trust has employed the Distributor in such capacity during the continuous offering of shares of the Trust; and

     WHEREAS, the Trust, on behalf of the Funds, intends to enter into shareholder servicing agreements ("Agreements") with various service organizations ("Service Organizations") either directly or through the Distributor, pursuant to which the Service Organization will make available or service Class A Shares; and

     WHEREAS, this Service Plan (the "Plan") was adopted and approved by the Trust on November 7, 1996 and is hereby amended and restated.

     NOW, THEREFORE, the Trust hereby adopts on behalf of the Funds with respect to their Class A shares, and the Distributor hereby agrees to the terms of, the Plan, as hereby amended and restated in accordance with Rule 12b-1 under the Act on the following terms and conditions:

     1. Each Fund is authorized to pay to the Distributor, as the distributor of the Class A shares of the Fund, or pay directly to a Service Organization a service fee at the rate of .25% on an annualized basis of the average daily net assets of the Fund's Class A shares, provided that, at any time such payments is made, whether or not this Plan continues in effect, the making thereof will not cause the limitation upon such payments established by this Plan to be exceeded. Such fee shall be calculated and accrued daily and paid at such intervals as the Board of Trustees shall determine, subject to any applicable restriction imposed by rules of the National Association of Securities Dealers, Inc.

     2. The amount set forth in paragraph 1 of this Plan may be used by the Distributor or paid directly to a Service Organization for any activity intended to result in the servicing of shareholder accounts, including the payment of a continuing fee which may accrue immediately after the sale of shares. Payments under this Plan are not tied exclusively to actual service expenses, and the payments may exceed service expenses actually incurred.

     3. This Plan shall not take effect until it, with any related agreements, has been approved by votes of a majority of both (a) the Trustees of the Trust and (b) those Trustees of the Trust who are not "interested persons" of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Trustees"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

     4. After approval as set forth in paragraph 3, this Plan shall take effect. The Plan shall continue in full force and effect as to the Class A shares of the Funds for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3.

     5. The Distributor shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

     6. This Plan may be terminated as to a Fund at any time, without payment of any penalty, by vote of the Trustees of the Trust, by vote of a majority of the Rule 12b-1 Trustees, or by a vote of a majority of the outstanding voting securities of Class A shares of that Fund on not more than 30 days' written notice to any other party to the Plan.

     7. This Plan may not be amended to increase materially the amount of service fee provided for in paragraph 1 hereof unless such amendment is approved by the shareholders of the relevant Fund or Funds in the manner provided for in the Act, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 3 hereof.

     8. While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Trust shall be committed to the discretion of the Trustees who are not such interested persons.

     9. The Trust shall preserve copies of this Plan and any related agreements and all reports made to paragraph 5 hereof, for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.



Adopted: November 7, 1996
Amended and Restated: August 3, 1999

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